CONVERTIBLE DEBT AGREEMENT

This Convertible Debt Agreement (“Agreement”), dated as of March 27, 2006 (the “Effective Date”), is entered into by and among Nayna Networks, Inc., a Nevada corporation (“Nayna”) Nayna Networks, Inc, a Delaware corporation and wholly owned subsidiary of Nayna, (“Nayna Delaware”) and ____________ (“Investor”) and documents an oral agreement between Nayna Delaware and the Investor on or about the date on which Investor entered into the Subscription Agreement by and between Investor and Nayna Delaware.

Whereas: Investor made an investment in Nayna Delaware in contemplation of a merger of Nayna Delaware into a public shell corporation (the “Reverse Merger”).

Whereas: At the time of the investment, the agreement between the Investor and Nayna Delaware was that the funds would be held as convertible debt and later converted into shares of the parent corporation at a conversion price of $1.00 per share following the closing of the Reverse Merger.

Whereas: As drafted the investment documents executed by the Investor and Nayna Delaware reflect the purchase of shares in Nayna Delaware, instead of the actual agreement between the parties to hold the investment as convertible debt and to later convert the funds into shares of the parent corporation following assumption of such debt by the parent upon the consummation of the Reverse Merger.

Whereas: If the funds delivered by the Investor were used to purchase shares of Nayna Delaware, which were subsequently converted into shares of Nayna as a result of the Reverse Merger, the Investor would have received only approximately 19% of the shares which Nayna Delaware and the Investor believed the Investor was entitled to purchase.

Whereas: Neither Nayna nor Nayna Delaware has issued any shares of their respective capital stock to the Investor.

Whereas: Nayna and the Investor desire to clarify their understanding of the investment made by the Investor.

Now, therefore, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, the parties agree as follows:

1. Acknowledgement of Convertible Debt. Nayna, Nayna Delaware and Investor each hereby acknowledges and agrees that the funds delivered by Investor in connection with the Subscription Agreement by and between Nayna Delaware and the Investor (the “Subscription Agreement”) were intended to be held in the form of convertible debt to be converted into shares of a public parent corporation following the completion of the Reverse Merger at a conversion price of $1.00 per share.

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(b)

2. Conversion of Convertible Debt. Investor hereby agrees to convert all such convertible debt held by Investor at a conversion price of $1.00 per share into _____________ shares of Nayna common stock effective as of the date of this Agreement.

3. 144 Acknowledgement. Nayna acknowledges that, because the investment has been held as convertible debt, for purposes of sales under Rule 144 of the Securities Act of 1933, as amended, the date of acquisition of Nayna stock obtained upon conversion of the convertible debt hereunder will tack back to April 1, 2005, the date the convertible debt was assumed by Nayna upon the closing of the Reverse Merger.

4. Subscription Agreement and Registration Rights Agreements. Investor, Nayna and Nayna Delaware each hereby agrees and acknowledges that the Subscription Agreement and the related Registration Rights Agreement by and between Nayna Delaware and the Investor (the “Registration Rights Agreement”) are hereby terminated and cancelled in all respects, and Investor, Nayna and Nayna Delaware shall have no further obligation, duty or liability under the Subscription Agreement or the Registration Rights Agreement.

5. Release.

(a) Investor, for itself and its employees, shareholders, officers, directors, representatives, heirs, successors and assigns and all other persons acting on behalf of them or claiming under them, do hereby forever release, acquit and discharge Nayna, its affiliates and their respective employees, shareholders, officers, directors, representatives, heirs, successors and assigns (collectively referred to herein as the “Nayna Released Parties”) from any and all lawsuits, liabilities, actions, causes of action, claims, demands, damages, costs and debts of any kind whatsoever, both at law and in equity, whether known or unknown, which Investor has or may have against the Nayna Released Parties based on acts or omissions occurring up to and including the date of this Agreement, arising out of the Subscription Agreement, the related Registration Rights Agreement and any other acts of omissions of any nature whatsoever, including, without limitation, the failure to issue the stock contemplated by the Subscription Agreement. Nothing herein shall constitute: (i) a release, discharge or waiver of the rights of Investor to enforce this Agreement; or (ii) a release or waiver of Investor’s claims against any other person or entity.

(b) Investor represents to Nayna and its affiliates that, as of the date of execution of this Agreement, Investor has not filed with any agency or court any complaints or lawsuits against any of the Nayna Released Parties. Investor agrees that it will not, directly or indirectly, institute, be a party to, or participate in, any action, lawsuit or administrative proceeding against any of the Nayna Released Parties arising from any claim of any type or nature either occurring before or existing as of the date of execution of this Agreement, except as required by law; provided, however, that nothing contained in this Agreement will be construed to prohibit an action for breach of the Agreement itself. Investor agrees to indemnify the Nayna Released Parties from all claims, costs and expenses, including all attorneys' fees, arising out of any breach of this Agreement by Investor or any misrepresentation of fact made by Investor which is contained in or made the basis of this Agreement. Investor agrees to execute, at the request of either Nayna or its affiliates, such additional waivers, releases, indemnities or other instruments as either Nayna or its affiliates will reasonably deem necessary to effectuate the provisions of this Agreement.

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(b)

6.	Miscellaneous.

6.1 Governing Law; Jurisdiction. This Agreement, and all disputes arising out of or relating to this Agreement, shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without regard to conflicts of laws principles of California or any other jurisdiction.

6.2 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by both parties. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both parties.

6.3 Severability. If any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

6.4 Entire Agreement. The parties acknowledge that this Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto.

6.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

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(b)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, and it will be effective as of the date first above written.

NAYNA NETWORKS, INC., a Nevada corporation	INVESTOR
By: Name: Naveen S. Bisht Title: President and CEO	By: Name: Title:

NAYNA NETWORKS, INC., a Delaware corporation
By: Name: Naveen S. Bisht Title: President and CEO

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